Exhibit 10.2

EMPLOYMENT AGREEMENT
BETWEEN
HAMPSHIRE GROUP, LIMITED
AND
MAURA M. LANGLEY

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of July, 2011 by and between Hampshire Group, Limited, a Delaware corporation (“Hampshire”), and Maura M. Langley (“Employee”).

WHEREAS, Hampshire desires to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, Hampshire and Employee hereby agree as follows:

1.           Employment.

(A)           Subject to the terms and conditions contained herein, Employee will serve as the Chief Financial Officer of Hampshire (together with such other position or positions consistent with Employee’s title as the Board of Directors of Hampshire (the “Board”) shall specify from time to time) and shall have such duties and responsibilities commensurate with such title.  Employee also agrees to serve as an officer and/or director of any other member of the Company Group (as defined below), in each case without additional compensation.  Employee will report directly to the Chief Executive Officer of Hampshire.

(B)           Employee shall devote her full business time, attention, skill, and best efforts to the performance of her duties under this Agreement and shall not engage in any other business or occupation during the Term (as defined below), including, without limitation, any activity that (x) conflicts with the interests of Hampshire or any of its direct or indirect subsidiaries or affiliates (collectively, the “Company Group”), (y) interferes with the proper and efficient performance of Employee’s duties for Hampshire, or (z) interferes with Employee’s exercise of judgment in Hampshire’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing her personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of her duties and responsibilities hereunder.

2.           Term.  The term (the “Term”) shall commence on the August 15, 2011 (the “Effective Date”) and, unless terminated sooner as provided in Paragraph 7 hereof, shall continue during the period ending on the close of business on December 31, 2011 (the “Initial Term”).  Thereafter the Term shall be automatically extended, without further action by Hampshire or Employee, by one (1) additional year first on the expiration of the Initial Term, and then on each subsequent anniversary thereafter, unless, not less than thirty (30) days prior to the end of the Term (including any extension thereof), either Employee or Hampshire shall have notified the other in writing of her or its intention not to further extend the Term.  In the event that Hampshire elects not to extend the Term, such non-extension shall be deemed to be a termination by Hampshire without Cause (as defined below); provided, that if grounds exist to terminate Employee for Cause on the expiration of the Term, such termination shall be deemed a termination for Cause.  Notwithstanding anything herein to the contrary, to the extent permissible by applicable law and the terms of any applicable plan, Employee shall be given credit for all purposes for her service with Hampshire prior to the Effective Date.

3.           Salary.  As compensation for her services, Employee will be paid a base salary of Two Hundred Thousand Dollars ($200,000) per annum, payable in accordance with Hampshire’s customary payroll practices.

4.           Incentive Compensation.  Commencing with the 2012 fiscal year, Employee shall be eligible for an annual incentive bonus award determined by Hampshire’s Compensation Committee (the “Compensation Committee”) in respect of each full fiscal year during the Term (the “Annual Bonus”).  The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of Hampshire subject to Employee’s continuous employment through the payment date.

5.           Signing Bonus.  Promptly following the Effective Date, Hampshire shall pay Employee a lump sum signing bonus in an amount equal to Sixty Five Thousand Dollars ($65,000) (the “Signing Bonus”).  Notwithstanding anything herein to the contrary, in the event that Employee’s employment with Hampshire terminates for any reason (other than by Hampshire without Cause or on account of Employee’s death or Disability) prior to the first (1st) anniversary of the Effective Date, Employee shall be required to promptly (within five (5) business days following such termination) repay Hampshire an amount equal to the Signing Bonus.

6.           Benefits.

(A)           Employee Benefits.  During the Term, Employee shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of Hampshire.  Employee shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of Hampshire in accordance with the Hampshire policy as in effect from time to time.  Nothing contained herein shall be construed to limit Hampshire’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

(B)           Equity Incentives.  Hampshire intends to establish a stock incentive plan (the “Stock Plan”) for the benefit of Company Group employees following the Effective Date.  Employee shall be eligible to participate in the Stock Plan and shall receive an initial grant that is comparable in the aggregate (both in respect of the grant date fair value of the grant and the terms and conditions thereon) to the initial grants made to the President of Hampshire Brands.  Employee shall be eligible for subsequent grants, as determined by the Board or the Compensation Committee from time to time.

7.           Termination.

(A)           Hampshire may terminate the employment relationship at any time for any reason.  If Employee’s employment is terminated by Hampshire without “Cause” (as defined below) (other than on account of Employee’s death or “disability” (within the meaning of Hampshire’s long-term disability policy)), Employee shall be entitled to a continuation of her Base Salary for a period of six (6) months, payable pursuant to Hampshire’s customary payroll practices.  Employee will not be entitled to and shall not receive any additional compensation or benefits of any other type following the date of termination.  If Employee’s employment is terminated for any reason other than by Hampshire without Cause, Employee will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination.  Notwithstanding the foregoing, the payments and benefits described in this Paragraph 7(A) shall immediately terminate, and Hampshire shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Section 8 below.

For purposes of this Agreement, “Cause” for termination shall exist only if Employee (i) breaches her fiduciary duty of loyalty owed to any member of the Company Group, (ii) is convicted of a felony or other crime for which imprisonment is a possible penalty, (iii) commits willful misconduct involving acts of moral turpitude, (iv) materially breaches this Agreement, (v) materially fails to follow an instruction of a superior or (vi) in carrying out her duties and responsibilities, is guilty of gross neglect or gross misconduct.

Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit in this Paragraph 7(A) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to Hampshire, and non-revocation of a release of claims provided by Hampshire (and the expiration of any revocation period contained in such release of claims) within sixty (60) days following the date of Employee’s termination of employment hereunder.  If Employee fails to execute the release of claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes her acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits.  Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the release of claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

(B)           Employee may terminate the employment relationship at any time for any reason by giving written notice at least three (3) months prior to the effective date of termination.  In the event of termination of Employee’s employment under this Paragraph 7(B), she shall have the right to retain all compensation and reimbursements for outstanding expenses incurred on behalf of Hampshire through the effective date of termination but will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination.  In the event of termination of Employee’s employment under this Paragraph 7(B), Hampshire may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a voluntary termination by Employee.  Following such termination of Employee’s employment by Employee, except as set forth in this Paragraph 7(B), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(C)           If Employee’s employment with Hampshire continues beyond the expiration of the Term, Employee shall be considered an “at-will” employee and shall not be entitled to any payments or benefits under this Agreement upon any subsequent termination of employment for any reason whatsoever.

(D)           Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by Hampshire in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with Hampshire or any other member of the Company Group.  Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Paragraph 7 as if Employee had undergone such termination of employment (under the same circumstances) on the date of her ultimate “separation from service.”

8.           Covenants of Employee.

(A)           Confidential Information.  At any time during and after Employee’s employment hereunder, without the prior written consent of Hampshire, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall use her best efforts to consult with Hampshire prior to responding to any such order or subpoena, and except as required in the performance of her duties hereunder, Employee shall not disclose to or use for the benefit of any third party any Confidential Information (as defined below).

(B)           Non-Competition.  At any time during and after Employee’s employment hereunder and during the one (1) year period immediately following any termination of such employment for any reason, Employee shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities in any jurisdiction in which the Company Group is engaged in (or has demonstrable plans to commence) business activities.

(C)           Non-Solicit.  At any time during and after Employee’s employment hereunder and during the two (2) year period immediately following any termination of such employment for any reason, Employee shall not, directly or indirectly, for her own account or for the account of any other individual or entity, engage in Interfering Activities (as defined below).

(D)           For purposes of this Agreement:

(i)           “Competitive Activities” shall mean any business activity that is competitive with the then-current or demonstrably planned business activities of any member of the Company Group.

(ii)           “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to any member of the Company Group, or (ii) any member of the Company Group may receive belonging to suppliers, customers or others who do business with any member of the Company Group, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Employee of this Paragraph 7.

(iii)           “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by any member of the Company Group to terminate such individual’s employment with any member of the Company Group, or (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any client, account, customer, licensee or other business relation of any member of the Company Group to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfere with the relationship between any such client, account, customer, licensee or business relation and any member of the Company Group.

(E)           Employee acknowledges and recognizes the highly competitive nature of Hampshire’s business, that access to Confidential Information renders her special and unique within the Company’s industry, and that she will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants and contractors, investors and strategic partners of Hampshire during the course of and as a result of her employment with Hampshire. In light of the foregoing, Employee acknowledges and agrees that the restrictions and limitations set forth in this Paragraph 8 are reasonable and valid in geographical and temporal scope and in all other respects, and are essential to protect the value of the business and assets of the Company Group.

(F)           Employee expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Paragraph 8 may result in substantial, continuing and irreparable injury to Hampshire.  Therefore, Employee hereby agrees that, in addition to any other remedy that may be available to Hampshire, Hampshire shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Paragraph 8 without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.

9.           Developments.

(A)           Developments Retained and Licensed.  Employee agrees to provide, within ten (10) days following the date of this Agreement, a list on the attached Schedule A that describes with particularity all developments, original works of authorship, developments, improvements, and trade secrets that Employee can demonstrate were created or owned by her prior to the commencement of her employment (collectively referred to as “Prior Developments”), which belong solely to Employee or belong to Employee jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to Hampshire hereunder, or if no such list is attached, Employee represents that there are no such Prior Developments.  If, during any period during which Employee performs or performed services for the Company Group after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, Employee incorporates into a Company Group product or process a Prior Development owned by Employee or in which Employee has an interest, Employee hereby grants Hampshire, and the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

(B)           Assignment of Developments.  Employee agrees that Employee will, without additional compensation, promptly make full written disclosure to Hampshire, and will hold in trust for the sole right and benefit of Hampshire all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”).  Employee further acknowledges that all Developments made by Employee (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which Employee is, in part, compensated by her salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Employee hereby assigns to Hampshire, or its designee, all her rights, titles, and interests throughout the world in and to any such Development.

(C)           Maintenance of Records.  Employee agrees to keep and maintain adequate and current written records of all Developments made by Employee (solely or jointly with others) during the Assignment Period.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format.  The records will be available to and remain the sole property of the Company Group at all times.  Employee agrees not to remove such records from Hampshire’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(D)           Intellectual Property Rights.  Employee agrees to assist Hampshire, or its designee, at Hampshire’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to Hampshire of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that Hampshire shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto.  Employee further agrees that her obligation to execute or cause to be executed, when it is in her power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, Hampshire shall reimburse Employee for her reasonable expenses incurred in connection with carrying out the foregoing obligation.  If Hampshire is unable because of Employee’s mental or physical incapacity or unavailability for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to Hampshire as above, then Employee hereby irrevocably designate and appoint Hampshire and its duly authorized officers and agents as her agent and attorney in fact to act for and in her behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by Employee.  Employee hereby waives and irrevocably quitclaims to Hampshire any and all claims, of any nature whatsoever, that she now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to Hampshire.

10.           Independence; Severability.  Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Hampshire at law or in equity.  If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law and in its reduced form said provision shall then be enforceable.

11.           Taxes.  Hampshire may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.  Employee acknowledges and represents that Hampshire has not provided any tax advice to her in connection with this Agreement and that she has been advised by Hampshire to seek tax advice from her own tax advisors regarding this Agreement and payments that may be made to her pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

12.           Set Off; Mitigation.  Hampshire’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to Hampshire or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.  Employee shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

13.           Additional Section 409A Provisions.  Notwithstanding any provision in this Agreement to the contrary -

(A)           Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(B)           Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(C)           To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by Hampshire no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(D)           While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, Hampshire) be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

14.           Successors and Assigns; No Third-Party Beneficiaries.

(A)           Hampshire.  This Agreement shall inure to the benefit of Hampshire and its respective successors and assigns.  Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by Hampshire to a person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of Hampshire or any direct or indirect division or subsidiary thereof to which the Employee’s employment primarily relates, Hampshire may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Employee’s consent will not be required in connection therewith.

(B)           Employee.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of Hampshire; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(C)           No Third-Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any person other than Hampshire, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

15.           Waiver and Amendments.  Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on Hampshire’s behalf by the Board or the Compensation Committee.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

16.           Entire Agreement.  This Agreement contains the entire understanding of Hampshire and Employee with respect to compensation of Employee and supersedes any and all prior understandings, written or oral.  This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties.

17.           Governing Law; Jurisdiction; Waiver of Jury Trial.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.  ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN NEW YORK COUNTY SUPREME COURT IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST.  BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

18.           Notices.

(A)           Place of Delivery.  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to Hampshire shall be mailed or delivered to Hampshire at its principal executive office, and all notices and communications by Hampshire to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in Hampshire’s records.

(B)           Date of Delivery.  Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

19.           Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

20.           Survival of Operative Sections.  Upon any termination of Employee’s employment, the provisions of Paragraph 7 through Paragraph 21 of this Agreement (together with any related definitions) shall survive to the extent necessary to give effect to the provisions thereof.

21.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

*           *           *

IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals as of the day and year first above written.

HAMPSHIRE GROUP, LIMITED By: /s/ Heath L. Golden Name: Heath L. Golden Title: President and Chief Executive Officer /s/ Maura_M. Langley Maura M. Langley

SCHEDULE A

LIST OF PRIOR DEVELOPMENTS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 8

Title	Date	Identifying Number or Brief Description

__X_     No Developments or improvements

_____    Additional Sheets Attached

Signature of Employee: _/s/ Maura M. Langley________

Print Name of Employee: Maura M. Langley

Date:________

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